PGIM ROCK ETF TRUST

CERTIFICATE OF INITIAL SHAREHOLDER

PGIM Strategic Investments, Inc., the holder of shares of beneficial interest indicated below of PGIM US Large-Cap Buffer 12 ETF – January, a series of PGIM Rock ETF Trust (the "Fund"), does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of reselling any portion thereof.

PGIM Strategic Investments, Inc.

By: /s/ Brian M. Mattia

Name: Brian M. Mattia

Title: Treasurer

Date: October 26, 2023

	AGGREGATE PURCHASE
Name of Shareholder	Name of Fund	Amount
PGIM Strategic	PGIM US Large-Cap Buffer 12
Investments, Inc.	ETF – January	$100,000